Exhibit 99.1

For Further Information Contact

Harry J. Cynkus

(404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC.

ANNOUNCES THREE-FOR-TWO STOCK SPLIT

AND DECLARES DIVIDEND

ATLANTA, GEORGIA, October 23, 2007: Rollins, Inc. (NYSE:ROL), a nationwide consumer services company announced today that the Board of Directors has approved a three-for-two stock split of the Company’s common shares.

The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares will be distributed on December 10, 2007, to holders of record at the close of business on November 12, 2007. Fractional share amounts resulting from the split will be paid to shareholders in cash.

In addition, the Company declared a regular quarterly cash dividend of $0.075 per share payable December 10, 2007 to stockholders of record at the close of business November 12, 2007. The cash dividend will be paid on the pre-split shares.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama, Costa Rica, Honduras, the United Arab Emirates, the Dominican Republic and South Korea from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.